SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.




                                   FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




                 Date of Report (Date of earliest event reported)

                                     May 10, 1999


                            ADM Tronics Unlimited, Inc
              (Exact name of registrant as specified in its charter)



                                    Delaware
                  (State or other jurisdiction of incorporation)





               0-17629                                22-1896032
       (Commission File Number)       (IRS Employer Idfentification Number)



                    224-S Pegasus Avenue, Northvale, NJ 07647
               (Address of principal executive offices, Zip Code)


       Registrant's telephone number, including area code 201-767-6040


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Item 2.   Acquisition or Disposition of Assets

     (a) On May 10, 1999 the Registrant purchased from SPS Medical Equipment Corp. ("SPS") certain assets which had been used by SPS in connection with its Needle Eater medical sharps disposal device, a self-contained system that pulverizes medical syringes and sharps into safe, non-hazardous containers that can be disposed in regular trash (the "Needle Eater Devices").
The assets purchased by the Registrant include mechanical devices and disposable components used for the grinding and disposal of syringes and medical sharps in the Needle Eater Devices as designed and manufactured in accordance with the technological specifications of United States Patent
Number 5,397,068 along with any improvements, modifications, derivations or alterations related thereto; rights to the aforementioned patent; a limited number of completed Needle Eater Devices and spare components related thereto; and, certain prototypes for various models of Needle Eater Devices. The purchase price consisted of $14,206 and warrants to acquire up to 500,000 shares of the Registrant's common stock at $.625 per share, 200,000 of which expire one year and 300,000 expire two years from the acquisition date. SPS will also be paid a consulting fee of $750 per month for 24 months. There was no material relationship between SPS and the Registrant or any of its affiliates, any director or officer of the Registrant, or any associate of any such director or officer. The cash portion of the purchase price was paid from the Registrant's corporate funds.

     (b) The assets purchased were used by SPS in connection with sales of Needle Eater Devices for use in pulverizing and disposal of medical sharps. The Registrant intends to continue such use.











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                                     SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           ADM Tronics Unlimited, Inc.
                                           (Registrant)

                                           /s/ Dr. Alfonso DiMino
                                               President